FingerMotion Debuts Advanced Solutions for Nationwide Emergency Response Management

SINGAPORE / ACCESSWIRE / July 9, 2024 / FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, today announced that its contractually controlled subsidiary, Shanghai JuiGe Information Technology Co., Ltd. (“JiuGe Technology”) has ventured into the development of crisis and emergency response solutions specifically for collaboration with dispatchers, first-responders and healthcare agencies in the event of emergency situations in China. JiuGe Technology has received its first order for its Advanced Mobile Integrated Command and Communication Platform (“C2 Platform”), to be installed in all vehicles and apparatuses involved in the country’s civil emergency crisis program.

The C2 Platform is designed to efficiently unify various disaster communication systems, such as emergency vehicles, satellites, mobile cell towers and unmanned aerial vehicles. The platform integrates voice, video, and data into a unified interface, streamlining workflows and offering comprehensive insights for enhanced decision-making with better focus, accuracy and speed.

The C2 Platform is expected to be initially installed into the Mobile Command and Communication Vehicle (“Vehicle”), a technological collaboration with SAIC Motor Corp., Ltd. These Vehicles are equipped with integrated audio and video conference systems, providing seamless communications with satellite systems, video systems (including live video streaming from drones), and other radio communication networks, ensuring accurate data is transmitted in real-time between incident sites and emergency response centres. This will provide the federal, provincial and local emergency response centres with enhanced real-time visibility to access, assess and analyse the situation at remote sites, allowing for quick decision-making and effective resource management.

Driven by the PRC’s nationwide initiative to improve response capabilities for crisis and emergency situations, demand for both the C2 Platform and the Vehicles have dramatically increased. The first contract with Zhejiang province is for two Vehicles, and JiuGe Technology has already been engaged by local authorities in Zhejiang and other provinces to install the C2 Platform in more Vehicles to be purchased for additional areas. This marks a significant milestone in FingerMotion’s commitment to expanding the Company’s suite of technology products and services in and outside of China.

“We are thrilled to introduce these innovative solutions tailored specifically for emergency response scenarios as part of our efforts to support the nationwide initiative to enhance disaster response capabilities,” said Martin Shen, CEO of FingerMotion. “At FingerMotion, we are driven by a mission to harness our technology in ways that make a tangible difference in people’s lives. These innovations will not only improve the effectiveness of emergency responders but also enhance public safety and well-being. We are honoured to have been selected for this critical project.”

“We are committed to the ongoing research and development efforts aimed at providing solutions to meet the evolving needs of crisis and emergency operations,” said Mr. Shen. “This first contract is a testament to our team's expertise and the trust that industry leaders place in our technological capabilities. We expect a steady demand for our C2 Platform and Vehicles in the coming years as a result of this initiative.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/

Company Contact:
FingerMotion, Inc.
For further information e-mail: info@fingermotion.com
Phone: 718-269-3366

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Scott Powell, President
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: info@skylineccg.com

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